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September 25, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Comstock Mining Inc.'s Form 8-K dated September 25, 2020, and have the following comments:

1.We agree with the statements made in the first, second, and fourth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

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